EXHIBIT 99.1
QUESTCOR ANNOUNCES CFO TRANSITION PLAN
Union City, CA – August 5, 2008 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR), announced today that George Stuart will be transitioning from his position as Questcor’s Senior Vice President of Finance and Chief Financial Officer once a successor joins the Company. For the past three years, Mr. Stuart has been commuting from Southern California to the Company’s headquarters in Northern California, and it is his desire to remain closer to home. Mr. Stuart, 45, joined Questcor in 2005.
“I deeply appreciate George’s willingness to remain with our company until his successor comes on board, as well as to continue on a part-time basis for six months thereafter to ensure a smooth transition,” said Don M. Bailey, President and Chief Executive Officer of Questcor. “George has made many contributions to Questcor and played a key role in supporting the rapid turnaround and growth of the Company. We appreciate George’s efforts in the transition process, and wish him the best as he pursues other interests.”
“The entire Questcor team has been extremely supportive of my decision to seek new career opportunities closer to my home and family in San Diego,” said Mr. Stuart. “I look forward to working with Don and my successor during the transition process and remain very excited about the future and potential of Questcor.”
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, the introduction of competitive products, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to attract and retain key management personnel, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
Steve Cartt
510-400-0700
IR2@Questcor.com

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